UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


         DATE OF REPORT (Date of earliest event reported): MAY 22, 1995

                              ENERGY VENTURES, INC.
               (Exact name of registrant as specified in charter)

        DELAWARE                   0-7265                     04-2515019
(State of Incorporation)     (Commission File No.)         (I.R.S. Employer
                                                          Identification No.)

    5 POST OAK PARK, SUITE 1760,
           HOUSTON, TEXAS                                     77027-3415
(Address of Principal Executive Offices)                       (Zip Code)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (713) 297-8400

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                         Exhibit Index Appears on Page 5
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ITEM 5.  OTHER EVENTS.

      On May 22, 1995, Energy Ventures, Inc., a Delaware corporation ("the Company"), Grant Acquisition Company, a wholly owned subsidiary of the Company ("Grant"), Prideco, Inc., a Texas corporation ("Prideco"), and the shareholders of Prideco entered into an Agreement and Plan of Merger (the "Agreement") providing for the acquisition by the Company of Prideco through a merger of Grant with and into Prideco. Under the terms of the acquisition, the Company is required to issue approximately 2.5 million shares of its common stock, $1.00 par value ("Common Stock"), to the shareholders of Prideco, including approximately 643,000 shares to be issued to Christiana Companies, Inc., which owns approximately 68% of Prideco, in consideration of $9 million that will be applied to the reduction of Prideco's debt. The shares of Common Stock issuable in the transaction are subject to adjustment if the average per share market price of the Common Stock over a 20-day period prior to the closing is above $16 per share or below $12 per share.

      The acquisition of Prideco is subject to various conditions precedent set forth in the Agreement, including Prideco having a minimum working capital of at least $15 million and funded debt (less the $9 million to be received from Christiana) of $5 to $6 million, the receipt of various third party consents and approvals and the receipt of all necessary governmental approvals. Christiana also may elect not to close if the average per share market price of the Common Stock over a 20-day period prior to the closing is greater than $19. The transaction is scheduled to close as soon as practical after the satisfaction of the conditions precedent.

      The business operations of Prideco are expected to be combined with the operations of Grant TFW, the Company's drill pipe and tubular subsidiary.

      A copy of the press release announcing the signing of the Agreement is filed as Exhibit 99 hereto and is hereby incorporated herein by reference.

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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

      (c)  EXHIBITS.

      The following document is filed as an exhibit to this report in accordance with Item 601 of Regulation S-K.

      99    Press release of Energy Ventures, Inc. dated May 23, 1995.

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              ENERGY VENTURES, INC.

Dated: May 31, 1995                           /s/ FRANCES R. POWELL
                                                  Frances R. Powell
                                                      Controller

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                               INDEX TO EXHIBITS

     NUMBER                            EXHIBIT
     ------                            -------
       99         Press release of Energy Ventures, Inc. dated May 23, 1995.

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